Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-119410; Form S-8 No. 333-121965 and Form S-8 No. 333-127699) pertaining to the Compass Minerals International, Inc. 2005 Incentive Award Plan of Compass Minerals International, Inc. of our reports dated February 21, 2013, with respect to the consolidated financial statements and schedule of Compass Minerals International, Inc., and the effectiveness of internal control over financial reporting of Compass Minerals International, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP
February 21, 2013
Kansas City, Missouri